Exhibit 99.1

Genesis Pharmaceuticals Announces Results for
The Second Quarter of Fiscal Year 2008

Laiyang, China, February 15, 2007 - Genesis Pharmaceuticals Enterprises, Inc. (OTC Bulletin Board: GTEC) (“Genesis” or the “Company”), a U.S. pharmaceutical company with its principal operations in the People's Republic of China, today announced its financial results for the quarter ended December 31, 2007, the Company’s second quarter of Fiscal Year ended June 30, 2008. A 10QSB Form was filed for the quarter with the U.S. Securities Exchange Commission that is available through the Company’s website and from the SEC.

Second quarter highlights include:

•	Launch of a new over-the-counter herbal drug product, Baobaole chewable tablets
•	Second quarter revenue totaled $26.5 million, up 40.4% from the three months ended December 31, 2006
•	Gross profit totaled $19.7 million, up 44.6% from the three months ended December 31, 2006; gross profit margin was 74.3%
•	Net income totaled $5.2 million, up 154.5% from the three months ended December 31, 2006

“We are pleased to report financial results that confirm the popularity of our products. Our revenues increased in the second quarter of Fiscal Year 2008 because of greater sales of our two most popular products and the introduction of the Company’s first Chinese herbal drug product, Baobaole chewable tablets, in the Chinese over-the-counter market,” said Mr. Cao Wubo, Chairman and CEO of Genesis Pharmaceuticals Enterprises, Inc. “We have several new drugs that are in various stages of receiving final approval from China’s State Food and Drug Administration and hope to introduce four new drugs in Fiscal Year 2008.”

Second Quarter of Fiscal Year 2008 Results

Total revenue for the second quarter of Fiscal Year 2008 totaled $26.5 million, up 40.4% from $18.9 million in the three months ended December 31, 2006. The increase in revenue was mainly due to greater sales of the Company’s two most popular products, Clarithromycin sustained-release tablets and Itopride Hydrochloride Granules.

Gross profit for the second quarter of Fiscal Year 2008 totaled $19.7 million, an increase of 44.6% from $13.6 million for the corresponding period in Fiscal Year 2007. Gross profit margin was 74.3% for the second quarter of Fiscal Year 2008, compared to 72.2% for the corresponding period in Fiscal Year 2007, an increase of 2.1%. The cost of sales as a percentage of net revenue was 25.7% for the second quarter of Fiscal Year 2008, a decrease from 27.8% for the corresponding period in Fiscal Year 2007. The decrease in cost of sales as a percentage of net revenue was mainly due to increased sales of higher profit margin products and more efficient manufacturing.

Research and development expenses for the second quarter of Fiscal Year 2008 totaled $937,390 a decrease of 84.0% from $5.8 million for the corresponding period in Fiscal 2007. This decrease was mainly due to major spending on a research and development project conducted in Fiscal Year 2007, as well as timing differences in payments for new drug clinical trials and project expenses.

Selling, general and administrative expenses for the second quarter of Fiscal Year 2008 totaled $10.3 million, compared to $4.9 million for the corresponding period in Fiscal 2007. Advertising, marketing and promotion costs were $6.6 million in the second quarter of Fiscal Year 2008, a 126.3% increase from $2.9 million for the corresponding period in Fiscal 2007. This increase was mainly due to increased spending on TV commercials and magazine advertisements in order to establish a brand name for the Company’s new drug, Baobaole chewable tablets, and increased marketing and promotional activities to promote the Company’s two most popular products, Clarithromycin sustained-release tablets and Itopride Hydrochloride Granules.

Operating income for the second quarter of Fiscal Year 2008 totaled $8.5 million, a 197.3% increase from $2.9 million in the corresponding period in Fiscal 2007. The Company’s operating margin increased to 31.95% from 15.09% for the same periods, respectively.

Net income for the second quarter of Fiscal Year 2008 totaled $5.2 million, up 154.0% from net income of $2.0 million for the corresponding period in Fiscal 2007. Increased sales revenue and improved profit margins led to higher net income.

Six Month Operating Highlights

Total revenue for the six month period ended December 31, 2007 totaled $43.2 million, up 16.9% from $36.9 million for the six month period ended December 31, 2006.

Gross profit for the six month period ended December 31, 2007 totaled $31.8 million, up 19.5% from $26.6 million for the six month period ended December 31, 2006. Gross profit margin was 73.6% for the six month period ended December 31, 2007, compared to 72.0% for the corresponding period in 2006, an increase of 1.6%.

Operating income for the six month period ended December 31, 2007 totaled $13.4 million, a 62.5% increase from $8.3 million in the corresponding period in 2006. The Company’s operating margin increased to 31.1% from 22.4% for the same periods, respectively.

Net income, comprehensive, for the six month period ended December 31, 2007 totaled $11.5 million, up 96.7% from net income of $5.8 million for the corresponding period in 2006.

Financial Condition

As of December 31, 2007, the Company had $13.6 million in cash and cash equivalents. Working capital increased from $16.0 million as of June 30, 2007 to $26.8 million as of December 31, 2007. This was primarily attributable to an increase in accounts receivable of approximately $5.3 million, an increase in accounts receivable-related parties of approximately $1.1 million, and an increase in advance to suppliers of $2.2 million. Notes payable decreased $4.3 million, and a dividend payment of $10.6 million was made. Inventories decreased by approximately $0.7 million, cash decreased $4.1 million, restricted cash decreased $4.2 million, liabilities assumed from reorganization increased $.7 million and taxes payable increased $3.4 million.  As of December 31, 2007, the current ratio was 2.5:1.

The Company has bank indebtedness of $9.7 million and Research and Development obligations of $4.1 million that it must pay in 2008.

Business Outlook

Genesis Pharmaceuticals Enterprises, Inc. has five drugs currently approved by the Chinese State Food and Drug Administration. The product launch of Baobaole chewable tablets in the overt-the-counter market in China added to second quarter revenues and is forecast to have increasing sales. The Company has several new products waiting for government manufacturing and sales approvals.

"We are very pleased to have completed a full quarter of operations since completing our transition to become a U.S. public company in the beginning of October 2007. We had a strong start in Fiscal Year 2008 that we plan to build upon," stated Mr. Cao. "We plan to continue to grow our product line through the acquisition of new products. We are increasing the efficiency of our manufacturing processes. We believe that our extensive sales network will allow us to increase sales of our products throughout China. We look forward to continuing positive financial results.”

Corporate Events

On October 1, 2007, Laiyang Jiangbo Pharmaceuticals Co., Limited and certain of its affiliated controlling companies merged with Genesis Pharmaceuticals Enterprises, Inc. (formerly named “Genesis Technology Group, Inc.”) to form a new U.S. public company.

On November 8, 2007, the Company announced completion of a private placement for $5.0 million with Pope Investments, LLC. The Company plans to use most of the net proceeds from this transaction to purchase the patent for the drug Ligustrazine Ferulic Acid Acetate, one of the Company’s drugs currently in phase III clinical trial.

About Genesis Pharmaceuticals Enterprises, Inc.

Genesis Pharmaceuticals Enterprises, Inc. is a U.S. public company engaged in the research, development, production, marketing and sales of pharmaceutical products in the People's Republic of China. Its operations are located in Northeast China in an Economic Development Zone in Laiyang City, Shandong province. Genesis is a major pharmaceutical company in China producing tablets, capsules, and granules for both western and Chinese herbal-based medical drugs. The Company maintains a representative office in the U.S. For more information about the Company, refer to http://www.Genesis-China.net.

Safe Harbor Statement

Certain statements set forth in this press release constitute “forward-looking statements.” Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to introduce, manufacture and distribute new drugs. Actual results may differ materially from predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company’s ability to obtain raw materials needed in manufacturing, the continuing employment of key employees, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers and product obsolescence. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

Contact:
Genesis Pharmaceuticals Enterprises, Inc.
Ms. Elsa Sung, CFO
877-895-3650, Ext. 701
info@Genesis-China.net

CCG Elite Investor Relations, Inc.
Mr. Crocker Coulson, President
+1-646-213-1915 (New York)
crocker.coulson@ccgir.com

Source: Genesis Pharmaceuticals Enterprises, Inc.